SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934

Date of Report (Date of earliest event reported)..July 16, 1996


INSO CORPORATION
(exact name of registrant as specified in its charter)


Delaware             0-23384                   04-321643
(State or other	     (Commission File          (IRS Employer
jurisdiction or	     Number)                   Identification No.)
incorporation)


31 St. James Avenue, 11th Floor
Boston, Massachusetts                          02116-4101
(Address of principal                          (Zip Code)
executive offices)


Registrant's telephone number, including area code..(617) 753-6000


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Item 2. Acquisition or Disposition of Assets

(a) On July 16, 1996, INSO Corporation, a Delaware corporation (the "Company") purchased privately held
Electronic Book Technologies, Inc., a Delaware corporation
("EBT"). The acquisition was in the form of a merger of a subsidiary of the Company into EBT.

The Company paid an aggregate of approximately $27,800,000 in cash at the closing from the Company's cash on hand. In addition, certain stock options of EBT survived the closing and if exercised, the Company has the right and obligation to purchase shares issuable upon the exercises, for an additional aggregate amount of approximately $10,400,000, which is also expected to be paid from the Company's cash on hand. The transaction will be accounted for as a purchase and provides for additional payments of approximately $1,500,000 to the principal stockholder of EBT eighteen months after the closing date and contingent payments up to an additional $5,300,000 in the event that certain EBT financial and operating goals are met.

The acquisition includes certain technology under research and development, which is to be written-off with a one-time charge, estimated between $30,000,000 to $35,000,000, to the Company's consolidated 1996 third quarter earnings.

(b) EBT is a leading international provider of integrated CD-ROM/web publishing solutions for serious corporate and commercial publishers. EBT markets its products to original equipment manufacturers of computer software and to major corporations and government entities.

The Company presently intends to continue the operations of EBT.

Item 7. Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

It is impractical to provide the required financial statements with this report. Such required financial statements will be filed in an amendment to this report not later than September 30, 1996.

(b)  Pro forma financial information.

It is impractical to provide the required pro forma financial information with this report. Such pro forma financial information will be filed in an amendment to this report not later than September 30, 1996.

(c)  Exhibits.

2.1  Merger Agreement dated July 1, 1996, by and among
INSO Corporation, CIP Acquisition Corporation, and
Electronic Book Technologies, Inc.

20.1  Press release, dated July 1, 1996.


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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


INSO CORPORATION
(Registrant)


By /s/ Bruce G. Hill

Vice President,
General Counsel and Secretary


Date: July 31, 1996